Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 16, 2009 (the “Effective Date”), by and between DOT HILL SYSTEMS CORP., a Delaware corporation (the “Company”), and HANIF JAMAL (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. This Agreement shall replace and supersede that certain Employment Agreement between Executive and the Company entered into effective as of December 18, 2008 (the “Prior Agreement”).

RECITALS

A. The Company desires assurance of the continued association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to continue to be in the employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

C. The Company and the Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein, effective as of the date set forth above.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1 Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, until the termination of the Executive’s employment in accordance with Section 4 below, as applicable (the “Term”). The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this agreement and Executive’s employment at anytime, for any reason or no reason, with or without cause, without liability to the other save for wages earned through the effective date of termination and severance compensation and benefits provided in Section 4, as applicable.

1.2 Title. The Executive shall have the title of Senior Vice President and Chief Financial Officer (“CFO”) of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) or the Company’s Chief Executive Officer may from time to time prescribe with Executive’s consent.

1.3 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CFO, consistent with the bylaws of the Company and as required by the Board and the Chief Executive Officer.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established from time to time by the Company and the Board.

1.5 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices located in Carlsbad, California or, with the consent of the Company and Executive, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive may engage in personal, investment, civic, and charitable activities to the extent they do not unreasonably interfere with Executive’s performance of his duties under this Agreement or violate paragraphs 2.2 or 2.3 of this Agreement.

2.2 Covenant not to Compete. Except with the prior written consent of the Board, the Executive will not, during the Term of this Agreement and the Consulting Period (as defined in Section 6), engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of a capital stock of any corporation with one or more classes of its capital stock listed on a national or foreign securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

2.3 Agreement not to Participate in Company’s Competitors. During the Term and the Consulting Period, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national or foreign securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3.	COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary of Two Hundred Seventy Thousand dollars ($270,000) per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy (the “Base Salary”). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Compensation Committee at its sole and absolute discretion may increase the Executive’s base salary from time to time.

3.2 Annual Discretionary Bonus. In addition to the Executive’s Base Salary, the Executive will be eligible to receive an annual bonus pursuant to the Company’s Executive Compensation Plan. The bonus amount the Executive will actually receive, if any, shall be determined in the sole and absolute discretion of the Compensation Committee of the Board by evaluating the Executive’s and the Company’s performance against milestones and targets established by the Compensation Committee in its sole and absolute discretion and set forth in the Executive Compensation Plan. The good faith determinations of the Compensation Committee with respect to the amount or payment of any bonus shall be final and binding. Any bonus that is earned by the Executive under the Executive Compensation Plan, or any other bonus plan approved by the Compensation Committee, shall be paid to the Executive during the Company’s fiscal year immediately following the fiscal year for which such bonus was earned.

3.3 Changes to Compensation. The Executive’s compensation may be changed from time to time by mutual agreement of the Executive and the Company.

3.4 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement that may be in effect from time to time and is made generally available to the Company’s executive or key management employees, including but not limited to paid vacation and medical insurance, provided that, the Executive shall receive not less than four (4) weeks paid vacation per year.

3.6 Stock Awards. The Company may grant the Executive stock awards to purchase the Company’s common stock at such times and on such terms as may be decided from time to time by the Board, in its sole discretion.

4.	TERMINATION BENEFITS.

4.1 Termination. If the Executive’s employment is terminated (either by the Company, by the Executive, or due to the Executive’s death or Complete Disability), then the Company shall pay to Executive or Executive’s heirs the Executive’s Base Salary, any bonus awarded under Section 3.2 not previously paid, and any accrued and unused vacation benefits, each as earned through the date of termination at the rate then in effect, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or the Executive’s heirs under this Agreement, except as expressly provided in Section 4.2.

4.2 Benefits Upon Termination Without Cause or for Good Reason. Other than a termination due to Executive’s death or Complete Disability, in the event the Executive’s employment with the Company is terminated by the Company without Cause (as defined below) or the Executive terminates his employment for Good Reason (as defined below), subject to Executive’s delivery to the Company of a Release and Waiver in the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment, and permitting such Release and Waiver to become fully effective in accordance with its terms, (the date Executive’s Release becomes fully effective, the “Release Effective Date”), the Company shall provide the Executive with the following benefits hereunder, as applicable (the “Severance Benefits”):

(a) If Executive’s termination occurs prior to the effective date of a Change of Control, Executive shall be entitled to severance pay in the form of a single lump sum payment equal to 100% of the Executive’s annual Base Salary then in effect. Notwithstanding anything to the contrary set forth herein, if Executive is entitled to Severance Benefits under this Section 4.2(a), Executive will not be entitled to any benefits pursuant to Section 5.1(a).

(b) If Executive’s termination occurs following the effective date of a Change of Control, Executive shall be entitled to severance pay in the form of a single lump sum payment equal to 100% of the Executive’s annual Base Salary as then in effect, less the amount of any Change of Control Cash Bonus paid to Executive pursuant to Section 5.1(a). It is the intent of this provision that Executive will receive Severance Benefits under this subsection only if Executive’s annual Base Salary increases by more than 25% following the effective date of a Change of Control.

(c) For purposes of calculating the Severance Benefits, the Executive’s Base Salary shall be calculated based on the rate in effect prior to any material reduction in Base Salary that would give the Executive the right to resign for Good Reason, as defined below. Such Severance Benefits payment shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices in the first payroll period following the Release Effective Date.

4.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.3.1 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first fifteen (15) days after expiration of the Cure Period.

(i) a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time other than as part of a general corporate wide reduction in salaries for cost cutting purposes not to exceed 10% of the Executive’s Base Salary;

(ii) the relocation of either the principal location at which Executive is required to perform his services under this Agreement or the majority of the Company’s finance function to a location other than within sixty (60) miles of Carlsbad, California. In the case of a relocation of Executive, such relocation must require an increase in the Executive’s one-way driving distance by more than thirty-five (35) miles;

(iii) a material reduction by the Company of the Executive’s authority, duties or responsibilities relative to Executive’s authority, duties and responsibilities as in effect immediately prior to such reduction, but only where such material reduction in authority, duties or responsibilities is accompanied by a change in the title or the position of the Executive; or

(iii) a material breach of this Agreement by the Company.

4.3.2 Cause. “Cause” shall be limited to the occurrence of any of the following events, as set forth in a written resolution duly adopted by a majority of the Board: (i) Executive continuing to engage in conduct which causes material harm to the Company after having been given thirty (30) days written notice of such determination by the Board, (ii) Executive’s indictment for violation of any Law constituting a felony (including the Foreign Corrupt Practices Act of 1977) or the foreign equivalent thereof, (iii) Executive’s continuing failure to perform the lawful directives of the Board or Executive’s employment duties and responsibilities to the Company, in each case in all material respects and after having been given thirty (30) days written notice of such determination by the Board which written notice shall specifically identify the directive alleged not to have been followed or the employment duties which it is alleged Executive has continually failed to substantially perform, the basis for the Board’s determination thereof and the specific corrective action that the Board proposes that Executive take, and (iv) Executive’s incurable breach of any material element of the Company’s Confidential Information and Inventions Agreement. In no event shall Executive’s death or Complete Disability constitute Cause or the basis for any termination therefor.

4.3.3 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing the Executive’s usual services for the Company for a period of at least ninety (90) consecutive days during any 12-month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding, and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

5.	CHANGE OF CONTROL BONUS

5.1 Change of Control Bonus Benefits. Subject to the limitations set forth in Section 4.2(a), in the event that Executive continues in employment with the Company through the effective date of a Change of Control, the Company shall provide the Executive with the following benefits hereunder:

(a) A lump sum cash payment equal to 125% of the Executive’s annual Base Salary (the “Change of Control Cash Bonus”). For purposes of calculating the bonus amount to be paid pursuant this Section 5.1(a), the Company shall use the Executive’s annual Base Salary as in effect immediately prior to the Change of Control. Such payment shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices in the first payroll period following the effective date of the Change of Control; and

(b) As of immediately prior to the Change of Control, the vesting of all unvested Company equity awards granted to Executive shall accelerate immediately such that all equity awards will be immediately fully vested and exercisable, if applicable.

5.2 Change of Control. For purposes of this Agreement, “Change of Control” means: (i) a dissolution or liquidation of the Company; (ii) any sale or transfer of all or substantially all of the assets of the Company; (ii) any merger, consolidation or similar transaction in which the holders of the Company’s outstanding voting securities immediately prior to such transaction do not hold, immediately following such transaction, securities representing fifty percent (50%) or more of the combined voting power of the outstanding securities of the surviving entity; or (iv) the acquisition by any person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a single transaction or series of related transactions, of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company, excluding in any case shares of capital stock of the Company purchased from the Company in a transaction the principal purpose of which is to raise capital for the Company.

5.3 Parachute Payment. If any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the largest portion of the Payment that would result in no portion of the

Payment being subject to the Excise Tax or (y) the full Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the preceding sentence, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company, except as set forth below.

If, notwithstanding any reduction described in this Section 5.3, the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

Notwithstanding any other provision of this Section 5.3, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

6.	POST-TERMINATION CONSULTING SERVICES

In the event of any termination of Executive’s employment with the Company other than for death or Complete Disability, the Company shall have the right to retain Executive as a consultant for a period of up to one (1) year from the date of such termination (the “Consulting Period”). During the Consulting Period, the Company shall be entitled to require Executive to be available to render consulting services for up to twelve (12) days of consulting during such one (1) year period, it being understood that the scheduling of such consulting services shall not interfere with Executive’s work schedule for Executive’s principal employer. The Company shall schedule such consulting for days, or portions thereof, and places reasonably satisfactory to Executive, and unless Executive otherwise agrees, all consulting services shall be rendered in Carlsbad. In exchange for Executive’s availability during the Consulting Period (whether or not the Company actually schedules consulting activities), the Company shall pay Executive, in four (4) equal payments (the “Consulting Payments”), an aggregate amount equal to twenty-five percent (25%) of Executive’s annual base salary in effect as of the date of termination, with the first such payment to be made within five (5) business days following commencement of the Consulting Period and the next three (3) payments to be made on the first day of each successive calendar quarter following the date of termination. The Company shall also reimburse Executive for reasonable expenses incurred in carrying out Executive’s consulting duties hereunder.

7.	EXCLUSIVE BENEFITS.

The Executive acknowledges and agrees that, except as expressly provided herein and except for benefits due to the Executive (or the Executive’s dependants) under the terms of the Executive’s benefit plans, he is not entitled to receive any additional compensation from the Company, including but not limited to salary, bonus payments, or severance payments.

8.	APPLICATION OF INTERNAL REVENUE CODE SECTION 409A.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payment shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service”) or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the Severance Benefit payment that Executive would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

9.	CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

9.1 As a condition of employment the Executive agrees to execute and abide by the Confidential Information and Inventions Agreement between Executive and the Company dated July 5, 2006.

9.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s Confidential Information (as defined in the Executive’s Confidential Information and Inventions Agreement) from unauthorized use, that the Executive will not without the consent of the Company, either directly or through others, solicit or attempt to solicit, engage or hire (a) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (b) the business of any customer, supplier, service provider, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company’s customer, supplier, service provider, vendor or distributor list.

10.	ASSIGNMENT OF INVENTIONS.

The Executive hereby assigns to the Company any and all right, title, and interest in any invention which he has developed during the period which the Executive has acted as a consultant to the Company or has been employed by the Company which (i) relates to the Company’s business or anticipated research or development, (ii) resulted from any work performed for the Company by the Executive, or (iii) was developed by Executive using the Company’s facilities or resources.

11.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

12.	CHOICE OF LAW.

This Agreement is made in Carlsbad, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of law).

13.	INTEGRATION.

This Agreement, including Exhibit A contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties and between the Executive and the Company, including but not limited to the Prior Agreement. To the extent this Agreement conflicts with the Confidential Information and Inventions Agreement between Executive and the Company dated July 5, 2006, the Confidential Information and Inventions Agreement controls.

14.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Chairman of the Board (if not the Executive) or other representative specifically authorized by the Board to execute any such amendment or modification to this Agreement on behalf of the Company.

15.	SURVIVAL OF CERTAIN PROVISIONS.

Sections 3.4, 4, 6 through 13, 15 through 19, 21 and 24 shall survive the termination of this Agreement.

16.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

17.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision. Any such invalid or unenforceable term or provision shall be revised to the minimum extent necessary to make any such term or provision valid or enforceable in accordance with the Parties’ intentions with respect to such term or provision.

18.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

19.	REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

20.	COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

21.	ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights or the non-solicitation provision hereunder, by Court action instead of arbitration.

22.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, any documents or copies of documents containing such information.

23.	ADVERTISING WAIVER.

During the Term the Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

24.	SPECIFIC ENFORCEMENT.

If necessary and where appropriate, the Company shall have the right to enforce the provisions of Sections 2.2, 2.3, 9, 10 and 22 of this Agreement by injunction, specific performance or other equitable relief without bond and without prejudice to any other rights and remedies the Company may have for a breach of such Sections of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EXECUTIVE	DOT HILL SYSTEMS CORP.

/s/ HANIF I. JAMAL	/s/ DANA W. KAMMERSGARD
Hanif Jamal	Dana Kammersgard, Chief Executive Officer and President

[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4.2 of the Amended and Restated Employment Agreement dated March 16, 2009, (the “Employment Agreement”), to which this form is attached, I, HANIF JAMAL, hereby furnish DOT HILL SYSTEMS CORP. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring relating to my employment or the termination thereof prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this Release and Waiver, shall not release or waive my rights: to indemnification under the articles and bylaws of the Company or applicable law, including without limitations, California Labor Code Sections 2800 and 2802; to payments under Sections 4.2 or 5.1 of the Employment Agreement; under any provision of the Employment Agreement that survives the termination of that agreement; under the California Workers’ Compensation Act; under any option, restricted share or other agreement concerning any equity interest in the Company; as a shareholder of the Company or any other right that is not waivable under applicable law.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Confidential Information and Inventions Agreement dated July 5, 2006. Pursuant to the Confidential Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the payments and other benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Confidential Information and Inventions Agreement.

This Release and Waiver, including my Confidential Information and Inventions Agreement dated July 5, 2006, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
HANIF JAMAL